Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 2, 2022
Registration Statement Nos. 333-233850 and 333-233850-09

**Pricing Details** Exeter Automobile Receivables Trust (EART) 2022-4

Jt-Bookrunners: Deutsche Bank (str), Barclays and Citi
Co-Managers : BMO, BNP, Citizens, JP Morgan, Mizuho, Wells Fargo

~~ Anticipated Capital Structure ~~

CL	SIZE($MM)	OFFRD($MM)	WAL*	S&P/DBRS**	BNCH	SPRD	YLD(%)	CPN(%)	Price
A1	67.600	64.220	0.18	A-1+/R-1(H)	I-CRV	+ 56	2.871	2.871	100.00000
A2	110.000	104.500	0.52	AAA/AAA	I-CRV	+ 105	4.027	3.99	99.99804
A3	100.450	95.427	1.13	AAA/AAA	I-CRV	+ 130	4.375	4.33	99.99367
B	85.600	81.320	1.92	AA/AA	I-CRV	+ 155	4.618	4.57	99.99218
C	78.110	74.204	2.71	A/A	I-CRV	+ 195	4.980	4.92	99.97681
D	75.910	72.114	3.58	BBB/BBB	I-CRV	+ 310	6.064	5.98	99.97155
E	62.490	59.365	4.53	BB/BB	I-CRV	+ 550	8.382	8.23	99.96458
* WAL to call
** Preliminary/Expected ratings from the listed agencies

- TRANSACTION SUMMARY -

•	Size : $580+mm ($551.150m offered) *Deal Will Not Grow*
•	Exp Ratings: S&P and DBRS	• Registration : A-D SEC Reg; E 144A/Reg S/IAI
•	BBG Ticker : EART 2022-4	• Pricing Speed : 1.50 ABS 5% call
•	Exp Settle : 08/10/2022	• Risk Retention: US = YES; EU = NO
•	First Pay : 09/15/2022	• ERISA : A-D = YES; E = NO
•	B&D : Deutsche Bank	• Min Denoms : A-D = 1k x 1k;
•	Pricing : *Priced* : E = 834k x 1k
Available Information
•	Attached: Prospectus, Preliminary Offering Memorandum, Intex CDI & Ratings FWP
•	Intexnet Deal Name: dbeart2204	Password: 2U7A
•	Dealroadshow : www.dealroadshow.com	Password: EART224 (case-sensitive)
•	Bloomberg SSAP : DBEART2204

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The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.